EXHIBIT 99.1

ORION GROUP HOLDINGS REPORTS

THIRD QUARTER 2024 RESULTS

HOUSTON – October 30, 2024 – Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported its financial results for the third quarter ended September 30, 2024.

Highlights for the quarter ended September 30, 2024:

●Contract revenues of $226.7 million
●GAAP net income of $4.3 million or $0.12 per diluted share
●Adjusted net income of $5.6 million or $0.16 per diluted share
●Adjusted EBITDA of $15.2 million
●Cash flow from operations of $35.2 million
●Backlog and contracted or awarded subsequent to quarter end totaled $806.7 million

See definitions and reconciliation of non-GAAP measures elsewhere in this release.

Management Commentary

“I am pleased to report that our team delivered a strong third quarter, including 35% contract revenue growth, 62% Adjusted EBITDA growth, and cash flow from operations of $37.5 million. In the beginning of the year, we said that we expected momentum to pick up in the back half of the year and that played out in the third quarter,” said Travis Boone, CEO of Orion Group Holdings. “Our top line growth was largely driven by the Pearl Harbor and Grand Bahama Shipyard Dry Dock projects in addition to several projects that began this summer. Our third quarter results demonstrate the level of profitability our business can generate as we scale and grow. For the full year, we are on target to deliver Adjusted EBITDA within our previously communicated guidance range of $40 million to $45 million for 2024, which would greatly exceed our Adjusted EBITDA over the last several years.”

“Looking ahead, we are excited about our future. We continue to see indicators of increasing market demand for our specialty marine and concrete services funded by both the government and private sector. From the Department of Defense’s investment to protect U.S. interests in the Pacific, to Infrastructure Investment and Jobs Act funds beginning to trickle down into construction hands, there is significant marine project work to pursue and win over the coming years. On the Concrete side of the business, data centers continue to generate significant opportunities while a lower interest rate and cost of capital may also stimulate commercial construction in our key Houston and Dallas markets, which continue to be growth centers. With our highly-skilled teams, improved business fundamentals, and strengthened balance sheet, we are well positioned to capitalize on the opportunities ahead,” concluded Boone.

Third Quarter 2024 Results

Contract revenues of $226.7 million increased $58.2 million or 34.5% from $168.5 million in the third quarter last year, primarily due to an increase in Marine segment revenue related to the Pearl Harbor drydock project, partially offset by lower Concrete segment revenue due to our deliberate efforts to adhere to disciplined bidding standards to win quality work at attractive margins.

Gross profit increased to $27.1 million or 11.9% of revenue, up from $19.1 million or 11.3% of revenue in the third quarter of 2023. The increase in gross profit dollars and margin was primarily driven by improved pricing of projects in both segments stemming from higher quality projects and improved execution.

Selling, general and administrative (“SG&A”) expenses were $20.8 million, up from $17.1 million in the third quarter of 2023. As a percentage of total contract revenues, SG&A expenses decreased to 9.2% from 10.2%. The increase in SG&A dollars reflected an increase in compensation expense, business development spending and legal expenses.

Net income for the third quarter was $4.3 million ($0.12 per diluted share) compared to a net loss of $0.7 million ($0.02 per diluted share) in the third quarter of 2023.

Third quarter 2024 net income included $1.4 million ($0.04 diluted income per share) of non-recurring items. Third quarter 2024 adjusted net income was $5.6 million ($0.16 diluted income per share).

EBITDA for the third quarter of 2024 was $13.5 million, representing a 5.9% EBITDA margin, as compared to EBITDA of $8.7 million, or a 5.2% EBITDA margin in the third quarter last year. Adjusted EBITDA increased to $15.2 million, or a 6.7% Adjusted EBITDA margin. This compares to Adjusted EBITDA of $9.4 million, or 5.6% Adjusted EBITDA margin in the prior year period.

Backlog

Total backlog at September 30, 2024 was $690.5 million, compared to $758.4 million at June 30, 2024 and $877.5 million at September 30, 2023. Backlog for the Marine segment was $537.0 million at September 30, 2024, compared to $567.1 million at June 30, 2024 and $699.9 million at September 30, 2023. Backlog for the Concrete segment was $153.5 million at September 30, 2024, compared to $191.3 million at June 30, 2024 and $177.6 million at September 30, 2023.

Recent Contract Wins

Subsequent to the quarter end, the Company was awarded $116 million in new contract awards. Orion Marine in the Pacific Region was awarded a $30.6 million marine subcontract to support Skanska USA to perform phased temporary trestle activities for the SR 520, I-5 to Montlake, Portage Bay Bridge project. The owner is the Washington State Department of Transportation.  This work is expected to begin in the fourth quarter of 2024 with a construction duration of approximately six months for the first phase.

In addition, the Orion Marine Gulf operation will be performing Turning Basin North Wharf 16 Bulkhead Repairs for the Port of Houston, an $8.5 million contract, with a start date in the fourth quarter of 2024 with an expected completion in the middle of 2025.

In the Concrete business, Orion was awarded a $18.2 million contract as a subcontractor to Harvey Builders, for the Ritz Carlton Residences in The Woodlands, Texas.  The project is expected to begin in the fourth quarter of 2024 with an expected duration of approximately two years.

Balance Sheet Update

On September 12, 2024, the Company raised $26.5 million in net proceeds from a 5.6 million share offering, which included the exercise in full of the underwriter’s overallotment option, at $5.15 per share. The Company will use the net proceeds from this offering for working capital and general corporate purposes, including the continued repayment of indebtedness under its credit agreement.

As of September 30, 2024, current assets were $281.0 million, including unrestricted cash and cash equivalents of $28.3 million. Total debt outstanding as of September 30, 2024 was $28.0 million. At the end of the quarter, the Company had no outstanding borrowings under its revolving credit facility.

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the third quarter 2024 at 9:00 a.m. Eastern Time/8:00 a.m. Central Time on Thursday, October 31, 2024. To participate, please call (844) 481-2994 and ask for the Orion Group Holdings Conference Call. A live audio webcast of the call will also be available on the Investor Relations section of Orion’s website at https://www.oriongroupholdingsinc.com/investor/ and will be archived for replay.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Hawaii, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design and specialty services. Its concrete segment provides turnkey concrete construction services including place and finish, site prep, layout, forming, and rebar placement for large commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas. The Company’s website is located at: https://www.oriongroupholdingsinc.com.

Backlog Definition

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress but are not yet complete. The Company cannot guarantee that the revenue implied by its backlog will be realized, or, if realized, will result in earnings. Backlog can fluctuate from period to period due to the timing and execution of contracts. The typical duration of the Company’s projects ranges from three to nine months on shorter projects to multiple years on larger projects. The Company's backlog at any point in time includes both revenue it expects to realize during the next twelve-month period as well as revenue it expects to realize in future years.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income/loss,” “adjusted earnings/loss per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable GAAP financial information. Investors are urged to consider these non-GAAP measures in addition to and not in substitute for measures prepared in accordance with GAAP.

Adjusted net income/loss and adjusted earnings/loss per share should not be viewed as an equivalent financial measure to net income/loss or earnings/loss per share. Adjusted net income/loss and adjusted earnings/loss per share exclude certain items that management believes impair a meaningful evaluation of the Company’s financial performance. The Company believes these adjusted financial measures are a useful supplement to earnings/loss calculated in accordance with GAAP because they better inform our common stockholders as to the Company's operational trends and performance relative to other companies. Generally, items excluded are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income/loss before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes impair a meaningful comparison of operating results. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with GAAP, or as a measure of the Company's profitability or liquidity.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, of which provisions the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt or maintain compliance with debt covenants, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward-looking statements also include project award announcements, estimated project start dates, ramp-up of contract activity, anticipated revenues, and contract options, which may or may not be awarded in the future. Forward-looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints, and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. Considering these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise, except as required by law.

Please refer to the Company's 2023 Annual Report on Form 10-K, filed on March 1, 2024 which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Contacts:

Financial Profiles, Inc.

Margaret Boyce 310-622-8247

orn@finprofiles.com

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Contract revenues	$226,675	$168,476	$579,514	$510,184
Costs of contract revenues	199,611	149,406	518,631	471,488
Gross profit	27,064	19,070	60,883	38,696
Selling, general and administrative expenses	20,846	17,135	60,980	52,271
Amortization of intangible assets	—	59	—	383
Gain on disposal of assets, net	(1,563)	(685)	(1,986)	(7,915)
Operating income (loss)	7,781	2,561	1,889	(6,043)
Other (expense) income:
Other income	107	49	299	592
Interest income	73	21	97	90
Interest expense	(3,617)	(3,414)	(10,336)	(7,674)
Other expense, net	(3,437)	(3,344)	(9,940)	(6,992)
Income (loss) before income taxes	4,344	(783)	(8,051)	(13,035)
Income tax expense (benefit)	82	(123)	347	475
Net income (loss)	$4,262	$(660)	$(8,398)	$(13,510)

Basic net income (loss) per share	$0.12	$(0.02)	$(0.25)	$(0.42)
Diluted net income (loss) per share	$0.12	$(0.02)	$(0.25)	$(0.42)
Shares used to compute net income (loss) per share:
Basic	34,494,302	32,384,446	33,390,722	32,285,921
Diluted	34,518,680	32,384,446	33,390,722	32,285,921

Orion Group Holdings, Inc. and Subsidiaries

Selected Results of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended September 30,
	2024		2023
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$94,719	67.7%	$61,144	75.6%
Private sector	45,294	32.3%	19,769	24.4%
Marine segment total	$140,013	100.0%	$80,913	100.0%
Concrete segment
Public sector	$10,782	12.4%	$7,974	9.1%
Private sector	75,880	87.6%	79,589	90.9%
Concrete segment total	$86,662	100.0%	$87,563	100.0%
Total	$226,675		$168,476

Operating income
Marine segment	$5,485	3.9%	$2,001	2.5%
Concrete segment	2,296	2.6%	560	0.6%
Total	$7,781		$2,561

	Nine months ended September 30,
	2024		2023
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$290,995	77.1%	$193,813	74.3%
Private sector	86,296	22.9%	66,941	25.7%
Marine segment total	$377,291	100.0%	$260,754	100.0%
Concrete segment
Public sector	$20,211	10.0%	$17,662	7.1%
Private sector	182,012	90.0%	231,768	92.9%
Concrete segment total	$202,223	100.0%	$249,430	100.0%
Total	$579,514		$510,184

Operating (loss) income
Marine segment	$(4,847)	(1.3)%	$(587)	(0.2)%
Concrete segment	6,736	3.3%	(5,456)	(2.2)%
Total	$1,889		$(6,043)

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income (loss)	$4,262	$(660)	$(8,398)	$(13,510)
Adjusting items and the tax effects:
Net gain on Port Lavaca South Yard property sale	—	—	—	(5,202)
Share-based compensation	1,016	364	2,930	1,833
ERP implementation	342	314	1,641	810
Severance	4	—	85	126
Process improvement initiatives	393	—	393	—
Tax rate applied to adjusting items (1)	(1,309)	90	(1,879)	464
Total adjusting items and the tax effects	446	768	3,170	(1,969)
Federal and state tax valuation allowances	934	891	3,344	2,961
Adjusted net income (loss)	$5,642	$999	$(1,884)	$(12,518)
Adjusted EPS	$0.16	$0.03	$(0.06)	$(0.39)

(1)	Items are taxed discretely using the Company's effective tax rate which differs from the Company’s statutory federal rate primarily due to state income taxes and the non-deductibility of other permanent items.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income (loss)	$4,262	$(660)	$(8,398)	$(13,510)
Income tax expense (benefit)	82	(123)	347	475
Interest expense, net	3,544	3,393	10,239	7,584
Depreciation and amortization	5,568	6,093	17,558	16,882
EBITDA (1)	13,456	8,703	19,746	11,431
Share-based compensation	1,016	364	2,930	1,833
Net gain on Port Lavaca South Yard property sale	—	—	—	(5,202)
ERP implementation	342	314	1,641	810
Severance	4	—	85	126
Process improvement initiatives	393	—	393	—
Adjusted EBITDA(2)	$15,211	$9,381	$24,795	$8,998
Operating income margin	3.4%	1.5%	0.3%	(1.2)%
Impact of other income	—%	0.1%	0.1%	0.1%
Impact of depreciation and amortization	2.5%	3.6%	3.0%	3.3%
Impact of share-based compensation	0.4%	0.2%	0.5%	0.4%
Impact of net gain on Port Lavaca South Yard property sale	—%	—%	—%	(1.0)%
Impact of ERP implementation	0.2%	0.2%	0.3%	0.2%
Impact of severance	—%	—%	—%	—%
Impact of process improvement initiatives	0.2%	—%	0.1%	—%
Adjusted EBITDA margin(2)	6.7%	5.6%	4.3%	1.8%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for share-based compensation, net gain on Port Lavaca South Yard property sale, ERP implementation, severance and process improvement initiatives. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three months ended		Three months ended
	September 30,		September 30,
	2024	2023	2024	2023
Operating income	$5,485	$2,001	$2,296	$560
Other income	86	49	21	—
Depreciation and amortization	4,552	4,771	1,016	1,322
EBITDA (1)	10,123	6,821	3,333	1,882
Share-based compensation	915	341	101	23
ERP implementation	194	153	148	161
Severance	4	—	—	—
Process improvement initiatives	256	—	137	—
Adjusted EBITDA(2)	$11,492	$7,315	$3,719	$2,066
Operating income margin	3.9%	2.5%	2.6%	0.6%
Impact of other income	—%	—%	—%	—%
Impact of depreciation and amortization	3.3%	5.9%	1.2%	1.6%
Impact of share-based compensation	0.7%	0.4%	0.1%	—%
Impact of ERP implementation	0.1%	0.2%	0.2%	0.2%
Impact of severance	—%	—%	—%	—%
Impact of process improvement initiatives	0.2%	—%	0.2%	—%
Adjusted EBITDA margin (2)	8.2%	9.0%	4.3%	2.4%

	Marine		Concrete
	Nine months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Operating (loss) income	$(4,847)	$(587)	$6,736	$(5,456)
Other income	217	592	82	—
Depreciation and amortization	14,405	12,418	3,153	4,464
EBITDA (1)	9,775	12,423	9,971	(992)
Share-based compensation	2,735	1,783	195	50
Net gain on Port Lavaca South Yard property sale	—	(5,202)	—	—
ERP implementation	1,068	414	573	396
Severance	85	38	—	88
Process improvement initiatives	256	—	137	—
Adjusted EBITDA(2)	$13,919	$9,456	$10,876	$(458)
Operating income margin	(1.3)%	(0.2)%	3.3%	(2.2)%
Impact of other income	0.1%	0.1%	—%	—%
Impact of depreciation and amortization	3.8%	4.8%	1.6%	1.8%
Impact of share-based compensation	0.7%	0.7%	0.1%	—%
Impact of net gain on Port Lavaca South Yard property sale	—%	(2.0)%	—%	—%
Impact of ERP implementation	0.3%	0.2%	0.3%	0.2%
Impact of severance	—%	—%	—%	—%
Impact of process improvement initiatives	0.1%	—%	0.1%	—%
Adjusted EBITDA margin (2)	3.7%	3.6%	5.4%	(0.2)%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for share-based compensation, net gain on Port Lavaca South Yard property sale, ERP implementation, severance and process improvement initiatives. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows Summarized

(In Thousands)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income (loss)	$4,262	$(660)	$(8,398)	$(13,510)
Adjustments to remove non-cash and non-operating items	8,362	8,214	27,874	16,393
Cash flow from net income after adjusting for non-cash and non-operating items	12,624	7,554	19,476	2,883
Change in operating assets and liabilities (working capital)	22,532	(24,079)	(20,163)	(31,384)
Cash flows provided by (used in) operating activities	$35,156	$(16,525)	$(687)	$(28,501)
Cash flows (used in) provided by investing activities	$(2,589)	$(1,650)	$(8,722)	$5,391
Cash flows (used in) provided by financing activities	$(9,150)	$13,990	$6,725	$23,207

Capital expenditures (included in investing activities above)	$(4,157)	$(2,387)	$(10,644)	$(6,678)

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows

(In Thousands)

(Unaudited)

	Nine months ended September 30,
	2024	2023
Cash flows from operating activities
Net loss	$(8,398)	$(13,510)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,961	13,874
Amortization of ROU operating leases	7,491	4,456
Amortization of ROU finance leases	5,597	3,008
Amortization of deferred debt issuance costs	1,562	1,067
Deferred income taxes	(36)	(76)
Share-based compensation	2,930	1,833
Gain on disposal of assets, net	(1,986)	(7,914)
Allowance for credit losses	355	26
Change in operating assets and liabilities:
Accounts receivable	(40,276)	(9,410)
Income tax receivable	(69)	(66)
Inventory	(567)	(514)
Prepaid expenses and other	4,940	3,076
Contract assets	23,027	(715)
Accounts payable	33,481	(36,223)
Accrued liabilities	(14,333)	7,096
Operating lease liabilities	(6,625)	(4,566)
Income tax payable	(54)	3
Contract liabilities	(19,687)	9,935
Net cash used in operating activities	(687)	(28,501)
Cash flows from investing activities:
Proceeds from sale of property and equipment	1,922	12,069
Purchase of property and equipment	(10,644)	(6,678)
Net cash (used in) provided by investing activities	(8,722)	5,391
Cash flows from financing activities:
Borrowings on credit	39,279	89,491
Payments made on borrowings on credit	(39,671)	(73,236)
Payments made on term loan	(10,000)	—
Proceeds from failed sale-leaseback arrangements	—	14,140
Payments made on failed sale-leaseback arrangements	(3,172)	—
Proceeds from sale-leaseback financing	—	2,359
Loan costs from Credit Facility	(393)	(6,532)
Payments of finance lease liabilities	(6,456)	(2,524)
Proceeds from issuance of common stock	27,206	—
Payments related to tax withholding for share-based compensation	(436)	(491)
Exercise of stock options	368	—
Net cash provided by financing activities	6,725	23,207
Net change in cash, cash equivalents and restricted cash	(2,684)	97
Cash, cash equivalents and restricted cash at beginning of period	30,938	3,784
Cash, cash equivalents and restricted cash at end of period	$28,254	$3,881

Orion Group Holdings, Inc. and Subsidiaries

Condensed Balance Sheets

(In Thousands, Except Share and Per Share Information)

	September 30,	December 31,
	2024	2023
	(Unaudited)

Current assets:
Cash and cash equivalents	$28,254	$30,938
Accounts receivable:
Trade, net of allowance for credit losses of $716 and $361, as of September 30, 2024 and December 31, 2023, respectively	147,446	101,229
Retainage	36,486	42,044
Income taxes receivable	695	626
Other current	3,153	3,864
Inventory	2,317	2,699
Contract assets	58,495	81,522
Prepaid expenses and other	4,141	8,894
Total current assets	280,987	271,816
Property and equipment, net of depreciation	86,254	87,834
Operating lease right-of-use assets, net of amortization	29,202	25,696
Financing lease right-of-use assets, net of amortization	25,179	23,602
Inventory, non-current	7,309	6,361
Deferred income tax asset	27	26
Other non-current	1,371	1,558
Total assets	$430,329	$416,893
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$4,694	$13,453
Accounts payable:
Trade	114,231	80,294
Retainage	2,328	2,527
Accrued liabilities	23,581	37,074
Income taxes payable	516	570
Contract liabilities	44,392	64,079
Current portion of operating lease liabilities	8,215	9,254
Current portion of financing lease liabilities	10,852	8,665
Total current liabilities	208,809	215,916
Long-term debt, net of debt issuance costs	23,276	23,740
Operating lease liabilities	21,844	16,632
Financing lease liabilities	11,300	13,746
Other long-term liabilities	22,656	25,320
Deferred income tax liability	29	64
Total liabilities	287,914	295,418
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 39,610,116 and 33,260,011 issued; 38,898,885 and 32,548,780 outstanding at September 30, 2024 and December 31, 2023, respectively	396	333
Treasury stock, 711,231 shares, at cost, as of September 30, 2024 and December 31, 2023, respectively	(6,540)	(6,540)
Additional paid-in capital	219,004	189,729
Retained loss	(70,445)	(62,047)
Total stockholders’ equity	142,415	121,475
Total liabilities and stockholders’ equity	$430,329	$416,893

Orion Group Holdings, Inc. and Subsidiaries

Guidance - Adjusted EBITDA Reconciliation

(In Thousands)

(Unaudited)

	Twelve Months Ended
	December 31, 2024
Net (loss) income	$(3,543)	$1,457
Income tax expense	728	728
Interest expense, net	12,675	12,675
Depreciation and amortization	23,168	23,168
EBITDA (1)	33,028	38,028
Share-based compensation	4,023	4,023
ERP implementation	2,092	2,092
Process improvement initiatives	680	680
Severance	177	177
Adjusted EBITDA(2)	$40,000	$45,000

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for share-based compensation, ERP implementation, severance and process improvement initiatives.